EXHIBIT 12


          STATEMENT RE: COMPUTATION RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)



      The following table sets forth the ratio of our earnings to fixed charges for each of the years/periods indicated:

                                                                                                    SIX
                                                                                                   MONTHS
                                                                                                   ENDED
                                                          FISCAL YEARS ENDED DECEMBER 31,          JUL. 4,
                                                      ----------------------------------------    ---------
                                                   2003      2002      2001     2000      1999      2004
                                                   ----      ----      ----     ----      ----      ----
   Earnings (losses) before                      $200,643  $130,253  $75,932  ($1,651)  ($2,496)   $98,469
   taxes
   Fixed Charges
    Interest expense attributable to rent            $755      $332     $148     $170      $203       $492
    Interest expense                               $1,606      $148     $626     $933      $238     $2,962
                                                               ----     ----     ----      ----
   Earnings (losses) before taxes plus fixed     $203,004  $130,733  $76,706    ($548)  ($2,055)  $101,923
    charges
   Ratio of earnings to fixed charges (1)......     85.98    272.36    99.10      (2)      (2)       29.51
----------

(1) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income (loss) before income taxes, extraordinary items and cumulative effect of changes in accounting principle plus fixed charges. Fixed charges include interest expense on all indebtedness, amortization and deferred financing costs and one-third of rental expenses on operating leases, representing that portion of rental expenses deemed by our management to be attributable to interest.

(2)   Earnings were insufficient to cover fixed charges.